Exhibit 5

                                 MOYE GILES LLP
                       1225 Seventeenth Street, Suite 2900
                             Denver, Colorado 80202
                                 (303) 292-2900



                                January 22, 2004

Board of Directors
U.S. Gold Corporation
2201 Kipling Street
Suite 100
Lakewood, Colorado 80215

Gentlemen:

We have acted as counsel for U.S. Gold Corporation (the "Company") in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 on Form S-8 relating to the registration of 1,000,000 shares of the Company's Common Stock, $0.10 par value ("Common Stock"), which may be purchased upon exercise of options granted pursuant to the Amended and Restated Non-Qualified Stock Option and Stock Grant Plan (the "Plan").

In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries and examinations, it is our opinion that any shares of Common Stock issued pursuant to the Plan have been duly authorized and, when issued and paid for as provided in the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above. By so consenting, we do not admit that we are experts with respect to any portion of the Registration Statement so as to require such consent.

                                        Very truly yours,

                                        /s/ Moye Giles LLP